                            SCHEDULE 14A INFORMATION

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                    for the Securities Exchange Act of 1934

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                           ICN PHARMACEUTICALS, INC.
                (Name of Registrant as Specified in its Charter)

                           ICN PHARMACEUTICALS, INC.
                   (Name of Person(s) Filing Proxy Statement)

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

Antiviral Agent
           Bulletin

Antiviral Drug and Vaccine Development Information


Ribavirin Hepatitis C Trial Early Results

Preliminary results from a Phase III clinical trial with oral ribavirin from ICN Pharmaceuticals (Costa Mesa, CA) indicates that the drug may have efficacy for treatment of chronic hepatitis C virus (HCV) infection. Early results from a double-blind placebo-controlled, 12-month trial being con-ducted at NIH using orally administered ribavirin in 58 chronic hepatitis C infection patients were published in Hepatology, Oct, 1993, vol. 18, issue 4, pt.2,abstract #146. Dr. J.H. Hoofnagle, National Inst. of Diabetes, Digestive and Kidney Disorders (NIDDK NIH), and co-workers re-ported results from two groups of well-matched patients (16 patients each, 32 patients total) having completed the full-year course of treatment.

These clinicians report that "During therapy with ribavirin. ALT values became and remained normal in 4 patients (25% responders). ALTs fell by more than 50% in 7 patients (44%,partial responders); overall mean values decreased by 47% (p<.01) by the end of therapy. No patient lost serum
HCV RNA and mean levels of HCV RNA did not change.
After stopping therapy, ALT values rose in most patients, including 2 of 4 responders. The histologic activity index
(HAI) decreased with ribavirin, hepatic lobular necrosis improving most. Only 1 placebo-treated patient had a par-tial response, none lost HCV RNA and liver histology ap-peared to worsen." They conclude, "Thus, prolonged ribavirin therapy was associated with significant improve-ment in serum ALT levels (despite unchanged HCV RNA levels) and in hepatic lobular activity." Dosage reductions form the oral 66 mg twice daily dosage were required in several patients but all remained on the drug for a full year.


Volume 6  *  No. 10  *  October 1993


Oral ribavirin appeared to have some efficacy, relatively on the order of that provided by the only approved treatment (in the U.S.) for chronic hepatitis C infection, alpha-interferon. Ribavirin caused distinct decreases in levels of serum ala-nine aminotransferase (ALT: a liver enzyme surrogate marker for liver damage), improvements in liver biopsy results, and patients worsened when removed from treatment. Note, this is only the first report from one of three ongoing Phase III trials. Another 58-patient trial with 6-months treatment and 6-months follow-up is ongoing at five centers and a 110-patient trial is ongoing in Europe. If comparable or better results are observed from these trials, ribavirin could be-come or compete with alpha-interferon for first-line treat-ment of chronic hepatitis C infection.

Results similar to those from the NTH trial have been re-ported anecdotally and from other smaller trials, including a report in the August issue of Hepatology, p.258-63. Re-searchers form Nagoya University School of Medicine ad-ministered combinations of ribavirin and beta-interferon in 28 chronic hepatitis C patients for 12 weeks and concluded that, "ribavirin suppresses hepatitis B virus replication,al-though its effect is less than that of interferon, and that it may be useful as adjunctive therapy for chronic hepatitis." Ribavirin is being tested for treatment of HIV-infection in combination with other agents, including a NIAID-spon-sored Phase I trial which is starting up to test combinations of low-dose ribavirin and standard-dose DDI (Videx from Bristol-Myers Squibb Co.).

Ribavirin is a relatively simple and cheap drug, compared to recombinant alpha-interferons, can be taken orally rather than injected, and appears to have caused fewer and less severe side-effects. Ribavirin is already approved for vari-ous antiviral indications in most major markets worldwide and there should be no scale-up or availability problems as may occur with recombinant biologies (patients desiring treat-ment with Betaseron (beta-interferon) from Chiron Corp. recently approved for treatment of multiple sclerosis must enter a lottery for eligibility). Eventually, ribavirin may be used in combination with alpha-interferon or other thera-peutics. These preliminary results and the availability of ribavirin worldwide suggest that individual clinicians and patients may experiment with ribavirin combination and monotherapy treatments.

Consent of publication has not been received from Antiviral Agent
Bulletin as of the date of this filing.

                   INSTITUTIONAL SHAREHOLDER SERVICES, INC.sm

                             Proxy Contest Analysis


                           ICN Pharmaceuticals, Inc.
                       ________________________________

                                   ICN Plaza
                                3300 Hyland Ave.
                              Costa Mesa, CA 92626

                                 (714) 545-0100

                                   ICN (NYSE)



                                 Annual Meeting
                                  Feb 1, 1994

                                  Record Date
                                  Nov. 2, 1993



                                CUSIP 449290105




Insert A


                                           Mgt.              Iss
Proposal of ICN Pharmaceuticals            Rec.              Rec.
_______________________________            ____              ____

(Blue Card)
(1) Elect Directors                        For               For



Proposals of Rafi Khan (Green Card)
___________________________________

(1) Amend Bylaws                           Against           Against
(2) Elect Directors                        Withhold          Withhold

Consent of publication has not been received from Institutional Shareholder Services, Inc. as of the date of this filing.